Exhibit 10.02

Non-Employee Director

AWARD AGREEMENT

This non-employee director award agreement (the “ Agreement”), effective as of November __, 2007, is between NuStar GP Holdings, LLC (the “Company”) and [insert name] (“Participant”). All capitalized terms contained in this Agreement shall have the same definitions as are set forth in the NuStar GP Holdings, LLC Long-Term Incentive Plan, as amended (the “Plan”) unless otherwise defined herein. The Plan is incorporated herein by reference for all purposes.

The parties agree as follows:

1.	The Compensation Committee of the Board of Directors of the Company hereby grants to Participant [insert #] Restricted Units under the Plan, including UDRs.

2.	The Restricted Units granted hereunder are subject to the following Restricted Periods, and will vest and accrue to Participant in the following increments: [insert 1/3 #] Units on [first anniversary of original grant date]; [insert 1/3 #] Units on [second anniversary of original grant date]; and [insert 1/3 #] Units on [third anniversary of original grant date]. The restrictions may terminate prior to the expiration of such period as set forth in the Plan. Upon vesting, for each Restricted Unit granted hereunder, the Participant will be entitled to receive an unrestricted Common Unit.

3.	UDRs with respect to the Restricted Units will be paid to you in cash as of each record payment date during the period such Restricted Units are outstanding.

4.	Neither this Award nor any right under this Award may be assigned, alienated, pledged, attached, sold, or otherwise transferred or encumbered by you otherwise than by will or by the laws of descent and distribution.

5.	The Company will withhold any taxes due from your compensation as required by law, which, in the sole discretion of the Compensation Committee, may include withholding a number of Restricted Units otherwise payable to you.

6.	By accepting this Award, you hereby accept and agree to be bound by all of the terms, provisions, conditions, and limitations of the Plan and any subsequent amendment or amendments, as if it had been set forth verbatim in this Award.

7.	By accepting this Award, you will become a Participant as of the effective date of this Award and, as such, you shall have no rights with respect to the Restricted Units or UDRs granted hereunder except as are expressly conferred by the Plan and this Award.

8.	This Award shall be binding upon the parties hereto and their respective heirs, legal representatives, and successors.

9.	This Award is effective as of [insert original grant date].

10.

The issuance of Units under this Award shall be made on or as soon as reasonably practical following the applicable date of vesting, but in any event no later than the 15th day of the third month following the end of the year in which the applicable date of vesting occurs. With respect to the receipt of distributions, the payment of distributions shall be made by the last day of the fiscal quarter during which distributions on the Company’s Units are paid, but in any event by no later than the 15th day of the month following the end of the year in which the applicable distributions on the Company’s Units are paid. This Amended Agreement and the Award evidenced hereby are intended to comply, and shall be administered consistently in all respects with Section 409A of the Internal Revenue Code and the regulations promulgated thereunder. If necessary in order to ensure such compliance, this Agreement may be reformed consistent with guidance issued by the Internal Revenue Service.

11.	Participant agrees that in lieu of certificates representing the Restricted Units and any Units issuable in connection with their vesting may be issued in uncertificated form pursuant to the Direct Registration Services of the Company’s transfer agent.

NUSTAR GP HOLDINGS, LLC

By:
Curtis V Anastasio
President & Chief Executive Officer
Accepted:

[insert name]